[Logo omitted]
                                                       News Release
                                                       Vectren Corporation
                                                       P.O. Box 209
                                                       Evansville, IN 47702-0209


December 22, 2000

For Immediate Release

   Vectren Corporation Announces Additional Investment with Utilicom Networks

Evansville - Vectren Corporation (NYSE:VVC), has invested an additional $8.1 million with Utilicom Networks, LLC and has also committed to invest up to $100 million with Utilicom Networks, pending completion of all funding. Utilicom Networks, operating under the brand name TOTALink, is a provider of bundled communications services, focusing on last mile delivery to residential and commercial customers in Tier 2 and Tier 3 markets. It builds, owns and operates high capacity broadband networks and delivers cable TV, high speed Internet service and telephone service to customers in partnership with affiliates of local electric and gas utilities.

Vectren is a current partner in Utilicom Networks' initial operation in Evansville, Indiana, operating under the brand name of SIGECOM, LLC, a TOTALink affiliate. Vectren's commitment will support Utilicom's plan to raise $600 million of additional capital to fund ventures in Indianapolis, Indiana and Dayton, Ohio, where Utilicom has recently received authorization to build and operate networks, and to recapitalize the SIGECOM venture. While Vectren Corporation has committed to invest up to $100 million and management is confident of the ability of our partners to raise the necessary funds, no additional funding beyond the $8.1 will be made until all financing is secured. In addition to Vectren, Utilicom has obtained $220 million of capital commitments from Blackstone Capital Partners III, First Union Capital Partners, and JP Morgan Capital, also subject to achieving full funding.

Both the Indianapolis and Dayton projects have received all necessary regulatory approvals and are in advanced stages of pre-engineering and pre-construction planning. Pole attachment rights have been secured and a launch date of late 2001 is expected. The Indianapolis project, TOTALink of Indiana LLC, will consist of approximately 3,400 miles of broadband network passing 350,000 homes and businesses. The Dayton project, TOTALink of Ohio LLC, will consist of approximately 1,100 miles of broadband network passing 120,000 homes and businesses.

Utilicom Networks' operation in Evansville, SIGECOM, serves over 22,000 customers on a network built in partnership with SIGCORP, Inc., formerly the holding company of Southern Indiana Gas & Electric (SIGECO), a wholly owned subsidiary of Vectren Corporation. Total network construction of 880 miles began in October 1998 and was completed in June 2000. The network passes over 83,000 homes and businesses of which approximately 80% have had initial marketing. To date, SIGECOM has approximately 54,800 Revenue Generating Units (RGUs) consisting of cable television, high speed Internet and local and long distance telephone. SIGECOM counts each of the four services as a separate RGU, offering multiple services at varying discounts. SIGECOM is currently averaging 2.5 RGUs per residential customer and 2.1 RGUs per commercial customer. Most recently, SIGECOM has experienced penetration rates on homes marketed of 31% cable, 5% high speed Internet, 23% local telephone and 22% long distance telephone service. These penetration rates are in excess of expectations and industry averages.

                                 SIGECOM, L.L.C
             Network Construction, Passings and Customer Information

                              12/31/99           6/30/00             11/30/00
                              --------           -------             --------
Total Activated Miles              360               880                  880
Total Customers Passed          41,900            83,400               83,400
Total Customers Marketed        33,700            50,700               69,500

Customer Count*
       Residential               8,100            15,500               21,400
       Commercial                  425               750                1,000

Customer Penetration Rate*         25%               32%                  32%

Revenue Generating Units*       15,400            37,900               54,800

RGUs per Customer*
       Residential                 1.8               2.3                  2.5
       Commercial                  1.7               2.1                  2.1

Penetration Rates per RGU*
       Cable                       24%               31%                  31%
       High Speed Internet          2%                4%                   5%
       Local Telephone              9%               21%                  23%
       Long Distance                9%               20%                  22%


* Customers, penetration rates and RGUs are based on customers marketed to within constructed network only.

"This is a logical step in developing and maintaining customer relationships supporting our core business," said Niel C. Ellerbrook, Vectren's Chairman and Chief Executive Officer. "The concept of delivering high quality broadband services and superior customer care is consistent with Vectren's objective of being the leading regional provider of energy and related applied technology solutions to business, residential and municipal customers. With SIGECOM expected to be cash flow positive from operations in early 2001, we believe our success in southern Indiana provides a model for future broadband investments in the Tier 2 and 3 markets. SIGECOM's value is achieved by the delivery of superior and competitively priced services to all customer classes from a known and trusted company. We have worked hard to ensure that Vectren has established firm footprints in Indianapolis, Dayton and the surrounding areas. With both TOTALlink LLC's being marketed as affiliates of Vectren, we are confident that our existing presence, coupled with the larger and more dense markets, provide tremendous opportunity for success."

Vectren has a 14% equity interest in SIGECOM following the recapitalization of Utilicom in January of this year. Vectren will have a 31% ownership in both the Indianapolis and Dayton ventures and will own approximately 8% of Utilicom upon completion of all new funding. With the $8.1 million investment, Vectren has now invested $25 million with Utilicom as convertible subordinated debt and $8 million as equity in SIGECOM Holdings. Vectren does not expect the Indianapolis and Dayton investments to have any significant financial impact on earnings in 2001 or 2002. Capital will be contributed to fund construction in Indianapolis and Dayton over 5 years.

More about Vectren

Vectren Corporation (NYSE:VVC) is an energy holding company headquartered in Evansville, Indiana. Through its regulated subsidiaries, Vectren offers gas and/or electricity to nearly 1 million customers in adjoining service areas that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services, fiber-optic based communication services, and utility related services including underground construction, line locating, meter reading, materials management, and debt collections to customers throughout the surrounding region.
To learn more about Vectren visit http://www.vectren.com.

More about Utilicom

Utilicom Networks Inc. offers a turnkey approach that enables deregulating utilities serving second and third tier markets to provide their customers with enhanced voice, data and video services. Utilicom builds and operates broadband communications networks in conjunction with its utility partners, under the TOTALink brand name. Utilicom's broadband connection provides customers access to such services as digital telephony, high speed Internet access, video conferencing, digital cable television, and advanced data networking services. To learn more about Utilicom visit http://www.utilicomnetworks.com.

More about Blackstone

The Blackstone Group, a private investment bank with offices in New York and London, was founded in 1985 by its Chairman, Peter G. Peterson, and its President and CEO, Stephen A. Schwarzman. The firm has raised a total of approximately $14 billion for alternative asset investing since its formation. The Blackstone Group's six core businesses are Mergers and Acquisitions Advisory, Restructuring and Reorganization Advisory, Private Equity Investing, Private Real Estate Investing, Private Mezzanine Investing, and Liquid Alternative Asset Management.

This news release may contain forward-looking statements concerning our anticipation of future events that involve inherent risks and uncertainties. A number of important factors which are difficult to predict and many of which are beyond the control of the company could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties, including, but not limited to, economic or weather conditions affecting future sales, changes in markets for energy services, changing energy market prices, legislative and regulatory changes, including revised environmental requirements, industry restructuring, availability and cost of capital and other similar factors. SOURCE Vectren Corporation

Investor Contacts:  Steven M. Schein, VP/Investor Relations, Vectren
                    (812) 491-4209, sschein@vectren.com

Media Contact:      Jeffrey W. Whiteside, VP/Corporate Communications, Vectren
                    (812) 491-4205, jwhiteside@vectren.com

          Vectren Corporation, P.O. Box 209, Evansville, IN 47702-0209